Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230

CONTACTS
Investors:
Alex Pettitt
Under Armour, Inc.
Tel: 410.454.6578

Media:

Diane Pelkey

Under Armour, Inc.

Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR REPORTS SECOND QUARTER 2010 NET REVENUE GROWTH OF 24%

DRIVEN BY 34% APPAREL AND 60% DIRECT-TO-CONSUMER GROWTH; RAISES NET

REVENUE AND EPS OUTLOOK FOR THE FULL YEAR

•	Net Revenues Increased 24% to $204.8 Million

•	Diluted EPS Increased to $0.07 from $0.03 in the Prior Year’s Quarter

•	Apparel Net Revenues Increased 34% to $150.2 Million

•	Direct-to-Consumer Net Revenues Increased 60%

•	Company Raises 2010 Net Revenue Outlook to $990 Million to $1.01 Billion (+16% to +18%) from $965 Million to $985 Million (+13% to +15%)

•	Company Raises 2010 EPS Outlook to $1.11 to $1.13 (+21% to +23%) from $1.05 to $1.07 (+14% to +16%)

Baltimore, MD (July 27, 2010) – Under Armour, Inc. (NYSE: UA) today announced financial results for the second quarter ended June 30, 2010. Net revenues increased 24% in the second quarter of 2010 to $204.8 million compared with net revenues of $164.6 million in the second quarter of 2009. Diluted earnings per share for the second quarter of 2010 grew to $0.07 on weighted average common shares outstanding of 51.1 million compared with $0.03 per share on weighted average common shares outstanding of 50.6 million in the second quarter of the prior year.

Second quarter apparel net revenues increased 34% to $150.2 million compared with $112.0 million in the same period of the prior year, driven primarily by strong growth in both the Men’s and Women’s apparel businesses. Direct-to-Consumer net revenues grew 60% year-over-year during the second quarter driven by new Factory House store growth, strong retail comparable store sales, and sustained strength with the Web business. Footwear net revenues in the second quarter of 2010 were $35.8 million compared with $37.5 million in the second quarter of 2009. The Company had previously indicated that Running and Training footwear revenues were expected to decline in 2010 compared with 2009.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “The Under Armour Brand continues to resonate with consumers, demonstrated by consecutive quarters of 30%+ apparel growth. By addressing the athlete’s needs through a combination of technology, fit and design, we have become the dominant player in Men’s performance apparel and are being embraced by a growing number of female athletes each and every day. This leadership will provide the framework for our continued push into new and expanded categories, distribution, and geographies.”

For the second quarter, operating income rose 104% to $6.9 million compared with $3.4 million in the prior year’s period. Gross margin for the second quarter of 2010 increased to 48.8% compared with 44.8% in the prior year’s quarter primarily due to increased sales in the higher margin Direct-to-Consumer channel, improved apparel mix and sourcing, and lower markdowns. Selling, general and administrative expenses as a percentage of net revenues were 45.4% in the second quarter of 2010 compared with 42.7% in the prior year’s period as a result of increased investments in product creation and supply chain as well as continued expansion of the Factory House stores. Marketing expense for the second quarter of 2010 was 13.4% of net revenues compared with 13.3% in the prior year.

For the first six months of 2010, net revenues increased 19.1% to $434.2 million compared with $364.6 million in the prior year. Net income for the first six months of 2010 increased 98% to $10.7 million compared with $5.4 million in the same period of 2009. Diluted earnings per share for the first six months of 2010 was $0.21 on weighted average common shares outstanding of 51.0 million compared with $0.11 per share on weighted average common shares outstanding of 50.5 million in the prior year.

Balance Sheet Highlights

Cash and cash equivalents were $156.1 million at June 30, 2010 compared with $79.5 million at June 30, 2009. The company had no borrowings outstanding under its $200 million revolving credit facility at June 30, 2010. Inventory at quarter-end totaled $179.2 million compared with $181.4 million at June 30, 2009. Net accounts receivable increased 13% to $96.3 million at June 30, 2010 compared with $85.4 million at June 30, 2009.

Outlook for 2010

The Company had previously anticipated 2010 annual net revenues in the range of $965 million to $985 million, an increase of 13% to 15% over 2009, and 2010 diluted earnings per share for the full year of $1.05 to $1.07, an increase of 14% to 16% over 2009. Based on the second quarter results and improved visibility for the full year, the Company now expects 2010 annual net revenues in the range of $990 million to $1.01 billion, an increase of 16% to 18% over 2009. The Company also expects 2010 diluted earnings per share in the range of $1.11 to $1.13, an increase of 21% to 23% over 2009.

Mr. Plank concluded, “As a growth company, our success is not only defined by the results we achieve today, but how we position the Under Armour Brand for sustainable long-term growth. We remain dedicated to building out large scalable businesses and see tremendous opportunities beyond our current business drivers. We are relentless in our pursuit to better leverage the Under Armour Brand across broader categories such as footwear and deeper into international markets. The strength of our Brand, the commitment of our team, and our ability to invest give us great confidence in our future.”

Conference Call and Webcast

Under Armour will host a conference call and webcast to discuss its financial results today, July 27th, at 8:30 a.m. ET. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event. Additional supporting materials related to the call will also be available at http://investor.underarmour.com. The Company's financial results are also available online at http://investor.underarmour.com/results.cfm.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand's moisture-wicking fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional products. The Company's products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto and Guangzhou, China. For further information, please visit the Company's website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to effectively manage our growth and a more complex business; our ability to effectively develop and launch new, innovative and updated products; our ability to accurately forecast consumer demand for our products and manage our inventory in response to changing demands; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable or tighten; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; loss of key suppliers or manufacturers or failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; changes in consumer preferences or the reduction in demand for performance apparel, footwear and other products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; and our ability to attract and maintain the services of our senior management and key employees. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

(Tables Follow)

Under Armour, Inc.

Quarter and Six Months Ended June 30, 2010 and 2009

(Unaudited; in thousands, except per share amounts)

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended 6/30/10	% of Net Revenues	Quarter Ended 6/30/09	% of Net Revenues	Six Months Ended 6/30/10	% of Net Revenues	Six Months Ended 6/30/09	% of Net Revenues
Net revenues	$204,786	100.0%	$164,648	100.0%	$434,193	100.0%	$364,648	100.0%
Cost of goods sold	104,860	51.2%	90,919	55.2%	226,636	52.2%	201,695	55.3%

Gross profit	99,926	48.8%	73,729	44.8%	207,557	47.8%	162,953	44.7%

Selling, general and administrative expenses	93,034	45.4%	70,348	42.7%	187,081	43.1%	151,676	41.6%

Income from operations	6,892	3.4%	3,381	2.1%	20,476	4.7%	11,277	3.1%

Interest expense, net	(580)	(0.3%)	(583)	(0.4%)	(1,126)	(0.2%)	(1,443)	(0.4%)
Other expense, net	(167)	(0.1%)	(362)	(0.2%)	(852)	(0.2%)	(349)	(0.1%)

Income before income taxes	6,145	3.0%	2,436	1.5%	18,498	4.3%	9,485	2.6%
Provision for income taxes	2,643	1.3%	997	0.6%	7,826	1.8%	4,084	1.1%

Net income	$3,502	1.7%	$1,439	0.9%	$10,672	2.5%	$5,401	1.5%

Net income available per common share
Basic	$0.07		$0.03		$0.21		$0.11
Diluted	$0.07		$0.03		$0.21		$0.11

Weighted average common shares outstanding
Basic	50,764		49,726		50,592		49,573
Diluted	51,059		50,577		50,986		50,503

NET REVENUES BY PRODUCT CATEGORY

	Quarter Ended 6/30/10	Quarter Ended 6/30/09	% Change	Six Months Ended 6/30/10	Six Months Ended 6/30/09	% Change
Apparel	$150,205	$112,040	34.1%	$322,841	$244,279	32.2%
Footwear	35,820	37,496	(4.5%)	78,778	94,427	(16.6%)
Accessories	8,857	7,012	26.3%	16,375	12,788	28.0%

Total net sales	194,882	156,548	24.5%	417,994	351,494	18.9%
Licensing revenues	9,904	8,100	22.3%	16,199	13,154	23.1%

Total net revenues	$204,786	$164,648	24.4%	$434,193	$364,648	19.1%

Under Armour, Inc.

As of June 30, 2010, December 31, 2009 and June 30, 2009

(Unaudited; in thousands)

CONDENSED CONSOLIDATED BALANCE SHEETS

	As of 6/30/10	As of 12/31/09	As of 6/30/09
Assets

Cash and cash equivalents	$156,089	$187,297	$79,542
Accounts receivable, net	96,314	79,356	85,421
Inventories, net	179,150	148,488	181,365
Prepaid expenses and other current assets	24,658	19,989	23,621
Deferred income taxes	11,339	12,870	15,942

Total current assets	467,550	448,000	385,891

Property and equipment, net	74,900	72,926	74,753
Intangible assets, net	4,657	5,681	6,724
Deferred income taxes	17,993	13,908	10,071
Other long term assets	4,999	5,073	4,265

Total assets	$570,099	$545,588	$481,704

Liabilities and Stockholders’ Equity
Accounts payable and accrued expenses	$112,063	$109,595	$99,465
Current maturities of long term debt	8,186	9,275	8,276
Other current liabilities	2,634	1,292	460

Total current liabilities	122,883	120,162	108,201

Long term debt, net of current maturities	7,406	10,948	12,057
Other long term liabilities	16,695	14,481	13,778

Total liabilities	146,984	145,591	134,036

Total stockholders’ equity	423,115	399,997	347,668

Total liabilities and stockholders’ equity	$570,099	$545,588	$481,704